UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report: July 5, 2010
(Date of earliest event reported)

Oragenics, Inc
(Exact name of registrant as specified in its charter)

FL	001-38122	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 5, 2010, Oragenics, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Agreement”) with the Koski Family Limited Partnership (“KFLP”), an accredited investor and the Company’s largest shareholder.  The entering into of the Agreement was approved by the Company’s disinterested directors.  Pursuant to the terms of the Agreement, at Closing the Company is to issue 5.0 million shares of its Common Stock to the KFLP at a price of $0.40 per share.  The $2.0 million aggregate consideration to be paid by the KFLP is to consist of (i) $1,000,000 cash payable at Closing, and (ii) the exchange and cancellation of the outstanding $1.0 million promissory note issued to the KFLP on May 25, 2010.  Accrued interest on the note will be waived by the KFLP upon Closing, which is expected to occur on or before July 31, 2010 and is subject to the continued accuracy of representations and warranties of the Company in the Agreement and the other customary conditions set forth herein.

Simultaneously with the above securities purchase (including note conversion) and as part thereof, at Closing the Company and the KFLP are also expected to enter into an unsecured revolving credit agreement (the “Credit Agreement”) which would allow the Company to borrow up to $2.0 million from the KFLP at LIBOR plus 6.0% after August 1, 2010 for a period of twelve months.

A copy of the Agreement and the July 7, 2010 press release announcing the Agreement are attached to this report as Exhibits 10.1 and 99.1, respectively and are incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Number	Description
10.1	Common Stock Purchase Agreement by and between Oragenics Inc. and the Koski Family Limited Partnership, dated July 5, 2010

99.1	Press Release dated July 7, 2010

SIGNATURES
In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 7th day of July, 2010.

ORAGENICS, INC. (Registrant)

BY:	/s/ David B. Hirsch
David B. Hirsch President and Chief Executive Officer